Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

InterContinental Hotels Group PLC

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee(2)
Equity	Ordinary Shares, par value 20 340/399 pence per share	Rule 457(c) and Rule 457(h)	4,500,000	$68.59	$308,655,000	0.0001102	$34,013.78
Total Offering Amounts					$308,655,000		$34,013.78
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$34,013.78

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 4,500,000 ordinary shares, par value 20 340/399 pence per share (the “Ordinary Shares”), of InterContinental Hotels Group PLC (the “Registrant”) available for issuance pursuant to the InterContinental Hotels Group PLC Deferred Award Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional Ordinary Shares that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

(2)	Rounded up to the nearest penny.

(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the London Stock Exchange on May 2, 2023 (£55.02), converted to U.S. Dollars at the exchange rate at the close of the New York Stock Exchange on May 2, 2023, as reported in the Wall Street Journal (£1 = $1.2467).